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                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                                                   Cusip Number
                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K  __ Form 20-F __ Form 11-K __ Form 10-Q __ Form N-SAR

                 For Period Ended:
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [XX]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended: December 25, 1998

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

   Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                     N/A
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PART I - REGISTRANT INFORMATION

                          Colorado Prime Corporation
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Full Name of Registrant


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Former Name if Applicable

                           500 Bi-County Boulevard
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Address of Principal Executive Office (STREET AND NUMBER)

                            Farmingdale, NY 11735
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 _X_     (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 _X_     (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

Due to a recent change in the Company's fiscal year-end from September to December year-end, the Company is unable to compile the required financial information for this transitional report in a timely manner.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Matthew Burris                 (516) 694-1111
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                  (Name)                (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no identify report(s).
                               _X_ Yes   __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                               _X_ Yes   __ No

         The Company will record a $5.1 million restructing and a $0.9 million one-time charge in the three-month transition period ended December 25, 1998.

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Colorado Prime Corporation has caused this nofitification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   2/8/99                       By      /s/ Matthew Burris
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                                                Matthew Burris